Exhibit 99.1

For Immediate Release

Phibro Animal Health Corporation Reports First Quarter Results, Updates Financial Guidance

TEANECK, N.J., November 6, 2024 (Business Wire) – Phibro Animal Health Corporation (Nasdaq: PAHC) (“Phibro” or the “Company”) today announced financial results for its first quarter ended September 30, 2024 and its updated financial guidance for the year ending June 30, 2025.

Highlights for the three months ended September 30, 2024 (compared to the three months ended September 30, 2023)

-Net sales of $260.4 million, an increase of $29.1 million, or 13%
-Net income of $7.0 million, an increase of $15.0 million
-Diluted income per share of $0.17, an increase of $0.37
-Adjusted EBITDA of $30.7 million, an increase of $12.0 million, or 64%
-Adjusted net income of $14.1 million, an increase of $8.6 million
-Adjusted diluted EPS of $0.35, an increase of $0.21

We have updated our fiscal year 2025 guidance, which includes:

-	Net sales of $1.05 billion to $1.10 billion
-	Adjusted EBITDA of $124 million to $132 million

Our guidance is on a standalone basis without giving effect to the acquisition of Zoetis’ Medicated Feed Additive portfolio.

COMMENTARY

“Our results this quarter reflect strong performance across the board, with impressive top- and bottom-line growth that demonstrates we’re operating at full strength. Our sustained, above-market growth in the MFAs and other category reaffirms our belief that we’re the right home for the ex-Zoetis MFA business. The 64% increase in Adjusted EBITDA highlights the strong performance in our Vaccines business and the recovery in our Mineral Nutrition and Performance Products businesses. We’re pleased to achieve this growth even while focusing on key areas to support our acquisition and pursue our Phibro Forward income growth initiative. We’re well-positioned for continued success as we integrate and drive value from our new assets,” said Jack Bendheim, President and Chief Executive Officer.

Jack continued, “I would also like to take this opportunity to thank the many Phibro employees who have worked tirelessly over the last few months to prepare for a smooth-as-possible transition for the ex-Zoetis MFA business as well as welcome our new colleagues who have joined us with the closing of the acquisition. We see an extremely bright future for the new Phibro, as we are well positioned to grow our MFAs & other category and are now at a much more significant size and scale overall which we intend to leverage for the benefit of all of our segments. This investment will enhance, diversify and broaden our portfolio globally and help us continue to deliver value to our customers and to our shareholders. To that end, as we are carefully curating our pipeline, we have made the decision to discontinue the atopic dermatitis project as it did not meet our stage gate target requirements. However, we remain committed to our investment in the companion animal space, as we continue to progress in our other pipeline projects and seek out new strategic opportunities.”

QUARTERLY RESULTS

Net sales

Net sales of $260.4 million for the three months ended September 30, 2024, increased $29.1 million, or 13%, as compared to the three months ended September 30, 2023. Animal Health increased $22.0 million, while Mineral Nutrition and Performance Products increased $3.0 million and $4.1 million, respectively.

Animal Health

Net sales of $182.5 million for the three months ended September 30, 2024, increased $22.0 million, or 14%. Net sales of MFAs and other increased $13.7 million, or 15%, primarily driven by increased sales of processing aids used in the fermentation industry and higher sale volumes due in part to increased demand for our MFAs in both domestic and international regions.

Net sales of nutritional specialty products increased $2.4 million, or 6%, primarily due to higher sales of microbial and companion animal products.

Net sales of vaccines increased $5.8 million, or 22%, primarily due to an increase in poultry product demand in Latin America, plus an increase in both domestic and international demand.

Mineral Nutrition

Net sales of $59.1 million for the three months ended September 30, 2024, increased $3.0 million, or 5%, primarily due to an increase in demand for trace minerals.

Performance Products

Net sales of $18.8 million for the three months ended September 30, 2024, increased $4.1 million, or 27%, as a result of higher demand for the ingredients used in personal care products.

Gross profit

Gross profit of $83.5 million for the three months ended September 30, 2024, increased $15.8 million, or 23%, as compared to the three months ended September 30, 2023. Gross margin increased 280 basis points to 32.1% of net sales for the three months ended September 30, 2024, as compared to 29.3% for the three months ended September 30, 2023. The improvement in gross margin is primarily due to favorable product mix and lower input costs.

Animal Health gross profit increased $13.7 million due to higher sales volume. Mineral Nutrition gross profit increased $0.9 million, driven by higher sales volume, partially offset by a decrease in average selling prices. Performance Products gross profit increased $1.1 million primarily as a result of higher demand.

Selling, general and administrative expenses

Selling, general and administrative expenses (“SG&A”) of $65.8 million for the three months ended September 30, 2024, decreased $2.7 million, or 4%, as compared to the three months ended September 30, 2023. SG&A for the three months ended September 30, 2024 included $3.4 million for acquisition-related costs, $0.4 million of costs associated with Phibro Forward income growth initiatives, and $0.2 million of stock-based compensation expense. SG&A for the three months ended September 30, 2023 included $10.4 million of pension settlement cost and $0.1 million of stock-based compensation expense. Excluding these items, SG&A increased $3.9 million.

Animal Health SG&A increased $2.2 million, primarily as a result of an increase in employee-related costs, due in part to support new product launches and business activities related to the Acquisition, and partially offset by lower research and development expense. Mineral Nutrition and Performance Products SG&A were comparable to the prior year. Corporate costs increased by $1.7 million due to an increase in employee-related costs.

Interest expense, net

Interest expense, net of $7.6 million for the three months ended September 30, 2024, increased by $3.1 million, as compared to the three months ended September 30, 2023, primarily driven by costs associated with the refinancing of the Company’s debt, higher average credit facility borrowings, and higher interest rates in the quarter ended September 30, 2024.

Foreign currency losses, net

Foreign currency losses, net for the three months ended September 30, 2024, were $0.4 million, as compared to $6.7 million of net losses for the three months ended September 30, 2023. Current period losses were driven by fluctuations in certain currencies related to the U.S. dollar.

Provision (benefit) for income taxes

The provision for income taxes was $2.6 million for the three months ended September 30, 2024, on pre-tax income of $9.6 million, compared to a benefit for income taxes of $3.9 million on a pre-tax loss of $12.0 million for the three months ended September 30, 2023. The effective income tax rate was 27.5% and 33.1% for the three months ended September 30, 2024 and 2023, respectively. The effective income tax rate in the current year included (i) a $0.3 million expense from changes in uncertain tax positions related to prior years and (ii) certain charges, including acquisition transaction costs, foreign currency losses, and stock-based compensation, which had lower tax benefit rates.

The benefit for income taxes during the three months ended September 30, 2023, included (i) a $1.2 million benefit related to the determination of whether a foreign tax is eligible for a U.S. foreign tax credit related to our fiscal year 2023, based on IRS guidance provided subsequent to our fiscal year-end, (ii) a $0.2 million expense from changes in uncertain tax positions related to prior years, and (iii) certain charges, including acquisition-related costs, foreign currency losses, and stock-based compensation, which had lower tax benefit rates.

Net income (loss)

Net income of $7.0 million for the three months ended September 30, 2024 increased $15.0 million as compared to net loss of ($8.0) million for the three months ended September 30, 2023. Operating income increased $18.4 million primarily due to higher gross profit. Interest expense, net increased $3.1 million due to the costs associated with the refinancing of the Company’s debt, higher average credit facility borrowings and higher interest rates. Foreign currency losses, net decreased by $6.3 million. Income tax expense increased by $6.6 million.

Adjusted EBITDA

Adjusted EBITDA of $30.7 million for the three months ended September 30, 2024, increased $12.0 million, as compared to the three months ended September 30, 2023. Animal Health Adjusted EBITDA increased $11.9 million due to higher sales and gross profit, partially offset by increased SG&A. Mineral Nutrition Adjusted EBITDA increased $0.9 million, due to higher sales and gross profit. Performance Products Adjusted EBITDA increased $0.9 million due to higher sales and gross profit. Corporate expenses increased $1.6 million due to higher employee-related costs.

Adjusted provision for income taxes

The adjusted effective income tax rates for the three months ended September 30, 2024 and 2023, were 22.8% and 27.6%, respectively. The improvement in our adjusted effective income tax rate was driven by a favorable mix of international earnings.

Adjusted net income

Adjusted net income of $14.1 million for the three months ended September 30, 2024 increased $8.6 million as compared to the prior year. The increase was driven by higher gross profit and an improvement in the adjusted effective income tax rate, partially offset by higher SG&A expenses and higher interest expense. The higher gross profit results from higher sales. SG&A expenses increased due to higher employee-related costs. Interest expense increased due to higher average credit facility borrowings and higher interest rates.

Adjusted diluted earnings per share

Adjusted diluted earnings per share was $0.35 for the quarter, an increase of $0.21, as compared to the adjusted diluted earnings per share in the prior year.

BALANCE SHEET AND CASH FLOWS

●	Free cash flow was $40.7 million for the twelve months ended September 30, 2024. (Free cash flow equals cash flow from operating activities less capital expenditures.)
●	3.9x gross leverage ratio as of September 30, 2024
-$477.1 million total debt
-$123.2 million Adjusted EBITDA for the twelve months ended September 30, 2024
●	Cash and short-term investments of $89.8 million as of September 30, 2024

FISCAL YEAR 2025 FINANCIAL GUIDANCE

Our updated fiscal year 2025 financial guidance is as shown below. Our guidance is on a standalone basis without giving effect to the acquisition of Zoetis’ Medicated Feed Additive portfolio. Year-over-year percentages are calculated using the midpoint of the guidance ranges.

●	Net sales of $1.05 billion to $1.10 billion, 6% growth
●	Net income of $36 million to $42 million
●	Diluted EPS of $0.89 to $1.04
●	Adjusted EBITDA of $124 million to $132 million, 15% growth
●	Adjusted net income of $55 million to $60 million, 18% growth
●	Adjusted diluted EPS of $1.34 to $1.48, 18% growth
●	Adjusted effective tax rate of 24% to 26%

Guidance for GAAP measures assumes no additional foreign exchange (gains) losses for the year ending June 30, 2025.

Our preliminary estimates for the Zoetis portfolio for the eight months in fiscal year 2025 include short-term impacts you would expect during an integration and are as follows:

●	Net Sales of approximately $200 million
●	Adjusted EBITDA margin of approximately 20%
●	Adjusted EPS impact of approximately $0.25 (inclusive of incremental interest expense)
●	Negative GAAP EPS impact driven by expected purchase price accounting on cost of goods sold and one-time deal costs

WEBCAST & CONFERENCE CALL DETAILS

Phibro Animal Health Corporation will host a webcast and conference call during which the Company will review its financial results and respond to questions.

Date:	Thursday, November 7, 2024
Time:	9:00 AM Eastern
Location:	https://investors.pahc.com
U.S. Toll-Free:	+1 (888) 330-2022
International Toll:	+1 (365) 977-0051
Conference ID:	3927884

NOTE: To join this conference call, all participants will be required to provide the Conference ID number.

A replay of the webcast will be archived and made available on Phibro’s website.

DISCLOSURE NOTICES

Forward-Looking Statements: This communication contains forward-looking statements that are subject to risks and uncertainties, including with respect to any future debt and leverage levels. All statements other than statements of historical or current fact included in this report are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “outlook,” “potential,” “project,” “projection,” “plan,” “intend,” “seek,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. These statements are not guarantees of future performance or actions. If one or more of these risks or uncertainties materialize, or if management’s underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Phibro expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our Quarterly Report on Form 10-Q and Annual Report on Form 10-K, including in the sections thereof captioned “Forward-Looking Statements” and “Risk Factors.” These filings and subsequent filings are available online at www.sec.gov, www.pahc.com, or on request from Phibro.

Non-GAAP Financial Information: We use non-GAAP financial measures, such as adjusted EBITDA, adjusted net income, adjusted diluted EPS and free cash flow to assess and analyze our operational results and trends and to make financial and operational decisions. Management uses adjusted EBITDA as its primary operating measure. We report adjusted net income to portray the results of our operations prior to considering certain income statement elements. We believe these non-GAAP financial measures are also useful to investors because they provide greater transparency regarding our operating performance. The non-GAAP financial measures included in this communication should not be considered alternatives to measurements required by GAAP, such as net income, operating income and earnings per share, and should not be considered measures of liquidity. These non-GAAP financial measures may not be comparable with non-GAAP information provided by other companies. Reconciliation of non-GAAP financial measures and GAAP financial measures are included in the tables accompanying this communication and/or our Quarterly Report on Form 10-Q and Annual Report on Form 10-K.

We are not providing a reconciliation of forward-looking guidance of non-GAAP financial measures to the most directly comparable GAAP financial measures because of the uncertainty regarding, and the potential variability of, certain of the items required for a reconciliation; accordingly, a reconciliation of the non-GAAP financial measure to the corresponding GAAP financial measure is not available without unreasonable effort. These items are uncertain, depend on various factors and may have a material impact on our future GAAP results.

Internet Posting of Information: We routinely post information that may be important to investors in the “Investors” section of our website at www.pahc.com. We encourage investors and potential investors to consult our website regularly for important information about us.

Phibro Animal Health Corporation

Consolidated Results of Operations

	Three Months
For the Periods Ended September 30	2024	2023	Change

	(in millions, except per share amounts and percentages)
Net sales	$260.4	$231.3	$29.1	13%
Cost of goods sold	176.9	163.6	13.3	8%
Gross profit	83.5	67.7	15.8	23%
Selling, general and administrative expenses	65.8	68.5	(2.7)	(4)%
Operating income (loss)	17.7	(0.7)	18.4	*
Interest expense, net	7.6	4.6	3.1	67%
Foreign currency losses, net	0.4	6.7	(6.3)	*
Income (loss) before income taxes	9.6	(12.0)	21.6	*
Provision (benefit) for income taxes	2.6	(4.0)	6.6	*
Net income (loss)	$7.0	$(8.0)	$15.0	*

Net income (loss) per share
basic	$0.17	$(0.20)	$0.37	*
diluted	$0.17	$(0.20)	$0.37	*

Weighted average common shares outstanding
basic	40.5	40.5
diluted	40.6	40.5

Ratio to net sales
Gross profit	32.1%	29.3%
Selling, general and administrative expenses	25.3%	29.6%
Operating income (loss)	6.8%	(0.3)%
Income (loss) before income taxes	3.7%	(5.2)%
Net income (loss)	2.7%	(3.5)%
Effective tax rate	27.5%	33.1%

Amounts and percentages may reflect rounding adjustments.

*	Calculation not meaningful

Phibro Animal Health Corporation

Segment Net Sales and Adjusted EBITDA

	Three Months
For the Periods Ended September 30	2024	2023	Change

	(in millions, except percentages)
Net Sales
MFAs and other	$107.8	$94.1	$13.7	15%
Nutritional specialties	42.6	40.2	2.4	6%
Vaccines	32.0	26.2	5.8	22%
Animal Health	182.5	160.5	22.0	14%
Mineral Nutrition	59.1	56.0	3.0	5%
Performance Products	18.8	14.8	4.1	27%
Total	$260.4	$231.3	$29.1	13%

Adjusted EBITDA
Animal Health	$40.4	$28.5	$11.9	42%
Mineral Nutrition	3.8	2.9	0.9	31%
Performance Products	2.3	1.4	0.9	62%
Corporate	(15.8)	(14.1)	(1.6)	(12)%
Total	$30.7	$18.7	$12.0	64%

Ratio to segment net sales
Animal Health	22.1%	17.7%
Mineral Nutrition	6.4%	5.1%
Performance Products	12.1%	9.5%
Corporate (1)	(6.1)%	(6.1)%
Total (1)	11.8%	8.1%

Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA
Net income (loss)	$7.0	$(8.0)	$15.0	* %
Interest expense, net	7.6	4.6	3.1	67%
Provision (benefit) for income taxes	2.6	(4.0)	6.6	* %
Depreciation and amortization	9.0	8.9	0.1	1%
EBITDA	26.3	1.5	24.8	*
Acquisition-related transaction costs	3.4	—	3.4	*
Phibro Forward income growth initiatives(2)	0.4	—	0.4	*
Stock-based compensation	0.2	0.1	0.1	*
Pension settlement cost	—	10.4	(10.4)	*
Foreign currency losses, net	0.4	6.7	(6.3)	*
Adjusted EBITDA	$30.7	$18.7	$12.0	64%

Amounts and percentages may reflect rounding adjustments.

*	Calculation not meaningful
(1)	Reflects ratio to total net sales
(2)	Phibro Forward is a company-wide initiative focused on unlocking additional areas of revenue growth and cost savings.

Phibro Animal Health Corporation

Adjusted Net Income

	Three Months
For the Periods Ended September 30	2024	2023	Change

	(in millions, except per share amounts and percentages)
Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income
Net income (loss)	$7.0	$(8.0)	$15.0	*
Acquisition-related intangible amortization (1)	1.7	1.7	(0.0)	(1)%
Acquisition-related intangible amortization (2)	0.6	0.8	(0.2)	(20)%
Acquisition-related transaction costs (2)	3.4	—	3.4	*
Pension settlement cost (2)	—	10.4	(10.4)	*
Stock-based compensation (2)	0.2	0.1	0.1	*
Phibro Forward income growth initiatives (2)	0.4	—	0.4	*
Refinancing expense (3)	2.0	—	2.0	*
Foreign currency losses, net (4)	0.4	6.7	(6.3)	*
Adjustments to income taxes (5)	(1.5)	(6.1)	4.6	(75)%
Adjusted net income	$14.1	$5.5	$8.5	*

Statement of Operations Line Items - adjusted
Adjusted cost of goods sold (1)	$175.3	$162.0	$13.3	8%
Adjusted gross profit	85.1	69.4	15.7	23%
Adjusted selling, general and administrative (2)	61.2	57.2	4.1	7%
Adjusted interest expense, net (3)	5.7	4.6	1.1	24%
Adjusted income before income taxes	18.2	7.7	10.6	* %
Adjusted provision for income taxes (5)	4.2	2.1	2.0	97%
Adjusted net income	$14.1	$5.5	$8.5	*

Adjusted net income per share
diluted	$0.35	$0.14	$0.21	*

Weighted average common shares outstanding
diluted	40.6	40.5

Ratio to net sales
Adjusted gross profit	32.7%	30.0%
Adjusted selling, general and administrative	23.5%	24.7%
Adjusted income before income taxes	7.0%	3.3%
Adjusted net income	5.4%	2.4%
Adjusted effective tax rate	22.8%	27.6%

Amounts and percentages may reflect rounding adjustments.

*	Calculation not meaningful
(1)	Adjusted cost of goods sold excludes acquisition-related intangible amortization.
(2)

Adjusted selling, general and administrative excludes acquisition-related intangible amortization, acquisition-related transaction costs, pension settlement cost, stock-based compensation and costs associated with Phibro Forward income growth initiatives.

(3)	Refinancing expense includes third-party costs and the writeoff of unamortized debt issuance costs related to the refinancing of the Company’s credit facility in July 2024.
(4)	Foreign currency losses, net, are excluded from adjusted net income.
(5)	Adjusted provision for income taxes excludes the income tax effect of pre-tax income (loss) adjustments and certain income tax items.

About Phibro Animal Health Corporation

Phibro Animal Health Corporation is a leading global diversified animal health and mineral nutrition company. We strive to be a trusted partner with livestock producers, farmers, veterinarians and consumers who raise or care for farm and companion animals by providing solutions to help them maintain and enhance the health of their animals. For further information, please visit www.pahc.com.

Contacts

Phibro Animal Health Corporation

Glenn C. David

Chief Financial Officer

+1-201-329-7300

Or

investor.relations@pahc.com